Exhibit 5.1

[Letterhead of Sullivan & Cromwell LLP]

December 11, 2015

Intercontinental Exchange, Inc.,

    5660 New Northside Drive,

        Atlanta, Georgia 30328

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of 2,527,658 shares (the “Securities”) of Common Stock, par value $0.01 per share, of Intercontinental Exchange, Inc., a Delaware corporation (the “Company”), we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, we advise you that, in our opinion, the Securities have been validly issued and are fully paid and nonassessable.

The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

In rendering the foregoing opinion, we are not passing upon, and assume no responsibility for, any disclosure in any registration statement or any related prospectus or other offering material relating to the offer and sale of the Securities.

We have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

Intercontinental Exchange, Inc.	-2-

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Validity of the Securities” in the prospectus contained therein. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Sullivan & Cromwell LLP